Q2 2019 Financial and Business Highlights August 7, 2019 UPWORK STOCKHOLDER LETTER Q2 2019 1

Q2 2019 Financial and Business Highlights • Gross Services Volume (GSV) grew 20% year-over-year to $518.8 million • Revenue grew 18% year-over-year to $74.3 million • Core clients grew 21% year-over-year to 116,000 • Gross Margin expanded more than 3 points year-over-year to 71% • Hired substantially in line with sales headcount plan • Launched Agency Experience, a product allowing agencies to better promote themselves • Bolstered brand marketing initiatives Note: Reported figures are rounded; annual comparisons of the second quarter of 2019 are to the second quarter of 2018 unless otherwise noted. All measures are GAAP unless cited as Non-GAAP. UPWORK STOCKHOLDER LETTER Q2 2019 2

Dear Upwork Stockholder,

The future of work is here... and it's bright. In July, Upwork hosted its third annual Work Without Limits Executive Summit in Chicago. Executives from nearly 100 mid-market and enterprise companies across multiple industries and geographies joined us to discuss how work is changing. The event made it clear that Upwork is more than just a technology company or the largest online talent marketplace platform. We are changing the way work gets done by connecting businesses with specialized, quality talent to work without limits. And most important, Upwork is a movement focused on creating economic opportunities so people have better lives.

We continue to add products and features and enhance our marketplace with the highest-quality talent to help larger companies solve their skills gaps and meet their talent needs. These investments are the foundation for us to grow into our large market opportunity. The product enhancements we have launched during the past 12 months—which include the Upwork Plus and Upwork Business offerings, the new category experience, and our Connects pricing (virtual tokens within Upwork that allow freelancers to bid on projects)—are focused on creating a vibrant and healthy marketplace for the long term.

We have also increased our investment in our enterprise sales team during the past two years and are seeing positive results. More than 50 sales-managed clients have spent more than $1 million with us in the past 12 months, and we closed 4x more deals in the first half of 2019 than we did in the first half of 2018.

Market professionals are taking note. We received two industry accolades in the past several months: Ardent Partners released its "**Digital Staffing Technology Advisor**" (a report designed to help HR, human capital, procurement, and recruitment leaders navigate the digital and on-demand staffing provider landscape), which ranked Upwork Enterprise as a "Best in Class" solution, and Spend Matters upgraded us from "50 Providers to Watch" to one of its "**50 Providers to Know**."

To help us achieve our ambitious long-term goals, we added Leela Srinivasan, SurveyMonkey's Chief Marketing Officer, to our board of directors. Leela brings a deep knowledge of enterprise marketing and talent marketplaces, not to mention the unique nuances of each, stemming from her prior work experiences at Lever and LinkedIn. Her strategic guidance will be valuable as we continue our evolution towards higher quality, larger companies, and bigger projects.

We are prepared for the journey ahead and will continue investing in our leadership position to build sustainable, profitable growth to realize our large market opportunity.

UPWORK STOCKHOLDER LETTER Q2 2019 3

Commentary

We are driving towards a large market opportunity

We believe our total addressable market is $560 billion of professional service jobs that can be performed remotely. Our market opportunity derives from three categories of project work:

- Larger Engagements, defined as any engagement with an individual freelancer over $1000, not performed by an agency;
- Agency Engagements, defined as any spend with an agency; and
- Gig Work, defined as any project under $1,000.

Upwork already owns a share in each of these work categories. In 2018, these work categories represented the following approximate percentages of our total GSV:



Agency Engagements
~20%
Larger Engagements
~65%
~15%
Gig Work

Our industry tends to be associated with Gig Work. As illustrated, while there are lots of smaller projects on Upwork, overall, the vast majority of GSV comes from bigger engagements. In addition, client spend on Larger Engagement and Agency Engagement projects has expanded largely unaided, as we've only recently started to address them directly. This bodes well for our plans to further develop these types of engagements in the future.

We have recently invested in two initiatives for driving and sustaining larger projects on the platform: (1) offerings tailored specifically for agencies and (2) building out our brand awareness capabilities.

Agencies

In the offline world, companies use agencies to complete projects for a variety of reasons. While there are a few large, well-known agencies in the U.S., a long tail of boutique agencies also exists to address those projects. Marketplaces such as Upwork create efficiencies and value in environments like this, when both supply and demand are fragmented. We can help clients access a much larger pool of boutique agencies than they could on their own; conversely, we can also help agencies source clients more cost-effectively than they could on their own. More than 10,000 agencies have historically bid for projects on Upwork, and agencies have accounted for approximately 20% of our GSV in 2018, but that work has come onto the platform without a specific agency product experience. We have always made the user experience paramount, but that was historically structured around a sole freelancer, not an agency.

UPWORK STOCKHOLDER LETTER Q2 2019

4

In March 2019, we began investing in building a pool of premium agencies and created a feature set for clients to bring their own agencies to the platform. Last month, we launched the Agency Profile, a feature that allows agencies to easily build a robust profile to include key firm information, such as size and location, and to showcase an overview of their capabilities, minimum project size sought, featured clients, awards, and certifications. All these features were specifically designed to meet the needs of agencies and clients looking to complete more complex projects, and we will continue to create and refine capabilities for these audiences.

Forbes recently spotlighted Upwork Top Rated agency DjangoForce, sharing how the company built its software development agency through Upwork. **DjangoForce** has worked with clients on large projects since it was founded about three years ago and has earned nearly $1 million through Upwork. DjangoForce's story showcases how our value proposition resonates with agencies and propels their growth.

It's important to note that agencies are additive to our GSV, as many of the projects completed by agencies—in particular, those that could be completed only by a team of freelancers rather than one independent professional—would not necessarily have been posted on Upwork.

Agencies can also experience network effects by using Upwork. Engaging additional freelancers in order to scale and complete larger projects can lead to the agency attracting increasingly larger engagements moving forward. A great example of this is **Richmond Concepts**. Founder Melody Richmond first joined Upwork as a freelancer. As demand for her services grew, she formed an agency, leveraging freelancers on Upwork to build her team.

Looking ahead, we believe the growth and promotion of agencies on the platform bodes well for future job quality and size.

Marketing/Branding

Another means of driving larger projects is creating awareness of Upwork's capabilities vis-à-vis users of traditional staffing companies and larger, statement of work (SoW) engagements. As such, we have been and will continue to increase our investment in brand advertising and testing acquisition investments in these areas.

In the second quarter of 2019, Lars Asbjornsen joined Upwork as our Senior Vice President of Marketing, bringing with him 17 years of marketing, digital service development, and global candidate sourcing experience as an executive at the global staffing firm Robert Half. For us, Lars will accelerate cross-functional marketing programs—pulling together product teams, marketing, and sales—to create incremental revenue opportunities for Upwork.

At the same time, Hayden Brown was promoted from Senior Vice President of Product and Design to Chief Marketing and Product Officer. In her expanded role, she will work closely with Lars to drive product innovation in lockstep with our marketing efforts. Under Hayden, we will continue to fine-tune our search engine optimization (SEO) efforts and our search engine marketing (SEM) approach to drive increased client adoption of our Upwork Plus offering and funnel additional leads to our sales team.

One thing to note is that both the growth in agency spend and the continued rollout of our brand campaign further support our U.S.-to-U.S. marketplace, as the majority of the returns from those initiatives are domestic-based. In the second quarter of 2019, U.S. clients hiring U.S. freelancers accounted for more than 20% of our total business in terms of GSV, representing more than a 35% increase year-over-year.

UPWORK STOCKHOLDER LETTER Q2 2019 5

Q2 2019 Business Highlights Our core initiatives are designed to work together as they benefit one another with an eye towards meeting the needs of larger companies. For instance, our investment in categories is to fuel growth in our U.S.-to-U.S. marketplace and our enterprise sales efforts. Below are updates to those core initiatives that we have shared with you on past calls: Enterprise Sales hiring in the second quarter of 2019 finished substantially at plan, and we are onboarding two new-hire classes in the third quarter. We continue to ramp the performance of our sales reps hired in 2018 and the early part of this year, rallying them behind our sales pillars: land and expand, and retention and growth. Sales Headcount Deals Signed for Upwork Business and Enterprise 140 70 120 60 100 50 80 40 60 30 Number of Deals 40 20 20 10 0 0 2H ‘17 1H ‘18 2H ‘18 1H ‘19 1H ‘18 2H ‘18 1H ‘19 Other Quota Carrying Other includes sales development, sales management, customer success, and solutions. End of period headcount is represented. UPWORK STOCKHOLDER LETTER Q2 2019 6

In the first half and second quarter of 2019, our sales team exceeded its overall new business goals, closing a record number of Business and Enterprise deals, representing an increase of more than 4x in the first half 2019 versus the first half a year ago. We believe the growing size of these new cohorts is promising, as clients on the Business and Enterprise offerings typically have larger budgets for contingent work and have higher client spend retention. However, the benefits associated with these new deals won't be reflected in some of our key operating metrics, such as client spend retention, for approximately 12 months.

In July, we hosted our third annual Work Without Limits Executive Summit in Chicago. We were joined by Fortune 1000 and other notable companies, including Microsoft, Procter & Gamble, Oracle, GE, LinkedIn, Deloitte, and WeWork, for in-depth conversations around developing new strategies and best practices for adapting businesses to embrace evolving workforce trends. Software development agency **MobiDev** and branding and interactive design agency **Milk Bar Design** (newly transitioned from a freelancer profile to an agency profile) were among the presenters sharing some of **the exceptional work** being done on the platform.


Evolving the Agency Landscape
With Flexible Talent
Chief Commercial Officer
MobiDev
Stan Long
Founder
VideoBranch

UPWORK STOCKHOLDER LETTER Q2 2019 7

Product We launched two products, Upwork Plus and Upwork Business, has led to fewer but higher-quality proposals, which we expect focused on small and mid-market businesses late in the first will increase the win-rate for the most qualified freelancers. As quarter of 2019 and are making progress on both. a result, clients will have a smaller selection of more relevant proposals to review, making it easier for them to even more We’ve witnessed strong momentum to date, upselling Basic quickly identify the best talent for their projects. customers and net-new customers to our Upwork Business offering. The clients we upsold in the second quarter of 2019 from Basic to Business have increased their average monthly spend by 25% from what they had spent prior to upgrading. In addition, the Upwork Business offering carries a higher take rate and will benefit our revenue over time from both higher spend amounts and a higher take. The first set of customers are coming to the end of their 60-day Upwork Plus trials. As such, we will have more to share on Upwork Plus next quarter. We are also migrating all Upwork Standard clients from a 2.75% to a 3% payment processing and administrative fee when they transition to an Upwork Basic or an Upwork Plus account. We are ahead of our internal target in transitioning existing clients to Upwork Basic and Plus, which started in June 2019, and all new clients are defaulted to the new rate upon signing up. Existing clients who have not yet been transitioned will be migrated in the coming weeks. Also, we updated Connects, the virtual tokens within Upwork that allow freelancers to bid on projects. The main objective of this update is to encourage higher-quality projects and client relationships on our marketplace. Though it’s still early, as the first set of freelancers was migrated to the new Connects pricing at the end of May and the second at the end of June, we have started to see an increase in freelancers submitting proposals only when their skillset was relevant to the project at hand. This UPWORK STOCKHOLDER LETTER Q2 2019 8

Category Growth/Verticalization In Categories, our primary focus has been to build on one of our biggest strengths, which is enabling a match between freelancers and clients. In the second quarter of 2019, we launched a new portfolio search feature, with early results showing an approximate 15% increase in our ability to convert clients visiting the site to clients hiring for a project in the Creative and Design categories. Where previously a designer would have been bound to a text-heavy profile, and a client looking for a designer would not have been able to peruse candidates by portfolio thumbnails, all those activities are now conducted in a more visual fashion, as seen below. Before: After Launches: 1 Portfolio Search Result UPWORK STOCKHOLDER LETTER Q2 2019 9

Histogram Feature We also launched the rate histogram feature (shown in the screenshot below), which provides market data on rates charged by freelancers on Upwork to give clients a sense of what their project may cost and provides freelancers more transparency on client expectations. The effect of providing this information about the client’s budget to freelancers before they submit proposals has been to: • Decrease the difference between the proposed hourly rate and the hired hourly rate; • Increase total spend, as clients are able to price projects more effectively, and therefore fill more jobs successfully; and • Increase fill rate, as freelancers can better target their proposals. Clients can provide rate Freelancers see client budget expectations, informed expectations to inform their by Upwork market data bidding decisions UPWORK STOCKHOLDER LETTER Q2 2019 10

Q2 2019 Financial Highlights Key Metrics We monitor and measure our business performance using the spend retention will continue to vary from period to period due following key operating metrics: GSV, core clients, and client to client behavior. As mentioned above, as we acquire more spend retention. We believe these metrics are key indicators of mid-market and enterprise clients in the current year, we expect our growth and the overall health of our business. this to help our client spend retention in future years. GSV, which includes both client spend and additional fees we charge for other value-added services, increased by 20% year-over-year to $518.8 million for the second quarter of 2019. We continue to drive GSV growth with year-over-year increases in core clients and with client spend retention of more than 100%. Core clients are those clients who have spent $5,000 in their lifetime on the platform and billed in the past 12 months. This is our most important set of clients, as they represent approximately 20% of our active clients and approximately 80% of our GSV—and are more likely to continue to use our platform going forward. Core clients grew to approximately 116,000 as of June 30, 2019, representing 21% growth over the number of core clients as of June 30, 2018. Client spend retention is a measure of how well we are retaining clients. Client spend retention is a comparison of a specific client cohort’s spend in the current 12-month period to the prior 12-month period. Client spend retention was 105% as of June 30, 2019, compared to 106% as of June 30, 2018. We believe that this decline in client spend retention—from its historically highest levels in 2018 and the first quarter of 2019—follows an acceleration in client spend retention subsequent to the launch of our U.S.-to-U.S. offering in the second half of 2017. Client UPWORK STOCKHOLDER LETTER Q2 2019 11

Revenue and Take Rate Total revenue increased by 18% year-over-year to $74.3 million in the second quarter of 2019, which was approximately $0.8 million above the top end of our guidance range. Components of Revenue by Percentage $74.3M $68.9M $67.3M $64.1M $62.7M $59.2M 58% 60% 59% 59% 59% 59% 5% 6% 5% 5% 5% 5% 14% 13% 14% 14% 14% 15% 12% 10% 10% 10% 10% 10% 12% 12% 11% 11% 12% 11% Q1 ‘18 Q2 ‘18 Q3 ‘18 Q4 ‘18 Q1 ‘19 Q2 ‘19 Managed Service Client Other Client Payment Fee Freelancer Other Freelancer Service Fee “Freelancer other” is the difference between freelancer revenue and freelancer service fee revenue. “Client other” is the difference between client revenue and client payment fees. UPWORK STOCKHOLDER LETTER Q2 2019 12

Marketplace revenue increased by 19% year-over-year to $66.2 million in the second quarter of 2019, representing 89% of our total revenue. Growth in marketplace revenue continues to be driven by an increase in the number of core clients and our client spend retention of over 100%. This is evidenced by strength from our small-business customers, our focus on customized experiences for categories through tailored features and functionalities, growth from our U.S.-to-U.S. marketplace offering, and an increase in spend from clients using our Enterprise offering. As mentioned in our last call, we were still lapping the U.S.-to-U.S. marketplace launch in the second quarter of 2019, which makes for a more difficult year-over-year comparison.

As a reminder, we have a managed services offering for which we recognize the entire GSV of projects as revenue. Managed services revenue increased by 11% year-over-year to $8.1 million in the second quarter of 2019. This increase was primarily due to an increase in the amount of freelancer services engaged through this offering. As expected, managed services has grown at a slower rate than our marketplace revenue, and we anticipate this trend to continue.

Components of Marketplace Take Rate


13.2%
8.9%
0.8%
2.0%
1.4%
Q1 '18
13.0%
8.8%
0.7%
2.1%
1.5%
Q2 '18
12.8%
8.6%
0.7%
2.0%
1.5%
Q3 '18
12.8%
8.5%
0.8%
2.1%
1.4%
Q4 '18
12.7%
8.6%
0.8%
1.9%
1.4%
Q1 '19
13.0%
8.4%
0.8%
2.1%
1.7%
Q2 '19
Client Other
Client Payment Fee
Freelancer Other
Freelancer Service Fee

Marketplace take rate is calculated as marketplace revenue divided by marketplace GSV. Marketplace GSV is total GSV less managed services GSV. "Freelancer other" is the difference between freelancer revenue and freelancer service fee revenue. "Client other" is the difference between client revenue and client payment fees.

UPWORK STOCKHOLDER LETTER Q2 2019

13

Our overall take rate, or how well we monetize spend on our Operating Expenses platform, was strong in the second quarter of 2019 at 14.3%. Our overall take rate is influenced by multiple factors that have been Sales and marketing expenses increased by 49% year-over-year lowering our take rate over the past few quarters, including the to $24.5 million in the second quarter of 2019, representing 33% mix of marketplace and managed services revenue, the GSV of revenue compared to 26% in the second quarter of 2018. from longer-term relationships that bill at the 5% fee tier, and Non-GAAP sales and marketing expenses increased by 49% the payment method (i.e., ACH versus credit cards) that clients year-over-year to $23.9 million in the second quarter of 2019, choose. We believe freelancers billing at the 5% tier, which representing 32% of revenue compared to 26% in the second reduces friction, and the increased adoption of ACH are positive quarter of 2018. As noted on our first quarter earnings call, we trends, as they both encourage more use of the platform. plan to spend significantly more in marketing and advertising in 2019 than we did in 2018. We have also elected to spread In addition, our marketplace take rate improved to 13.0% in the our marketing spend more evenly throughout the year, which second quarter of 2019 from 12.7% in the first quarter of 2019, we believe will enable us to acquire customers at a lower cost. and we expect it to stabilize at approximately this level for the In the second quarter we tested a national television campaign remainder of the year. This improvement is driven by the adoption for the first time to drive further brand awareness. We also of our new offerings of Upwork Basic, Plus, and Business, the continued our investment in our sales team and B2B marketing change in Connects pricing, and growth in our Enterprise offering. efforts to focus on our large opportunity with mid-market and enterprise customers. Gross Profit R&D expenses increased by 23% year-over-year to $15.7 million Gross profit and non-GAAP gross profit both increased in the in the second quarter of 2019, representing 21% of revenue second quarter of 2019 by 25% year-over-year, to $52.7 million, compared to 20% in the second quarter of 2018. Non-GAAP representing 71% of revenue compared to 67% in the second R&D expenses increased by 14% year-over-year to $14.0 million quarter of 2018. We continue to focus on generating gross margin in the second quarter of 2019, representing 19% of revenue leverage through operational efficiencies. While our gross profits compared to 20% in the second quarter of 2018. We continue to are influenced by multiple factors, payments costs are the primary focus on developing new products and features—in categories driver. We have been successful over time at encouraging our and agencies, for example—while balancing this with operating clients to adopt ACH payments, which puts downward pressure on leverage. R&D investments continue to be important to our our take rate and positively impacts our gross margin. Gross profit long-term strategic objectives. is also impacted by our hosting spend on Amazon Web Services G&A expenses increased by 26% year-over-year to $14.1 million (AWS). We continue to focus on growing revenue faster than our in the second quarter of 2019, representing 19% of revenue AWS costs in the near term and have been successful in achieving compared to 18% in the second quarter of 2018. Non-GAAP G&A this for the past three quarters. Finally, our cost of revenue to expenses increased by 34% year-over-year to $13.0 million in the provide managed services constitutes a drag on our gross margin, second quarter of 2019, representing 18% of revenue compared to which becomes less meaningful as our marketplace revenue 15% in the second quarter of 2018. These increases were primarily continues to grow faster than our managed services revenue. due to increased spending in finance and legal to support our UPWORK STOCKHOLDER LETTER Q2 2019 14 being a public company and to prepare to no longer qualify as Balance Sheet and Cash Flows an “emerging growth company” (as defined in the JOBS Act) as of December 31, 2019. We are therefore investing in our SOX We ended the second quarter of 2019 with approximately $129.5 404 internal control efforts, adoption of Accounting Standards million in cash, cash equivalents, and marketable securities Codification 606, and other compliance obligations associated compared to $129.1 million as of December 31, 2018. As of with becoming a “large accelerated filer.” December 31, 2018 and June 30, 2019, we had $23.8 million and $22.0 million, respectively, in debt outstanding from our two We expect sales and marketing, R&D, and G&A expenses to term loans. We also temporarily drew down $25.0 million from increase in absolute dollars but fluctuate as a percentage of total our revolving line of credit to provide working capital to fund our revenue from period to period. marketplace accounts receivable as of June 30, 2019, which was a Sunday. As a licensed escrow agent, we are required to fund the We continue to see improvement from our provision for transaction trust account with our operating cash if there is ever a shortage losses. Transaction losses decreased by 41% year-over-year to $0.9 due to the timing of cash receipts from clients for completed million in the second quarter of 2019, representing approximately hourly billings. We repaid the $25.0 million revolver on the first 1% of revenue. Our typical range is 2-3% of total revenue per day of the third quarter. quarter, and we expect the reserves to return to normal range and increase proportionally with GSV growth. As of June 30, 2019, we had used $27.8 million in cash from operating activities year-to-date, which was largely driven by Net loss was $2.0 million in the second quarter of 2019, compared the shift of operating cash to fund our escrow obligations to a net loss of $0.4 million in the second quarter of 2018. For the related to the Sunday effect just noted. As of June 30, 2019, second quarter of 2019, our net loss per share was $0.02 on 108.7 we had used $71.2 million in cash from investing activities million basic shares outstanding, compared to a loss of $0.01 year-to-date, primarily related to the net purchase of $61.8 in the second quarter of 2018. Non-GAAP net income was $1.4 million of marketable securities and $7.4 million of spend related million in the second quarter of 2019, compared to $2.1 million to facilities expansion. As of June 30, 2019, cash provided by in the second quarter of 2018. Our basic and diluted non-GAAP financing activities year-to-date was $37.0 million primarily due net income per share in the second quarter of 2019 was $0.01, to the $25.0 temporary draw down from our revolving credit line compared to $0.06 in the second quarter of 2018. noted above, $10.3 million in proceeds from exercises of stock options and $3.6 million in proceeds from our employee stock Adjusted EBITDA, a key non-GAAP metric we use to measure our purchase plan. operating performance, was $1.6 million in the second quarter compared to $3.3 million in the second quarter of 2018. We In April 2019 we began making principal payments of exceeded our adjusted EBITDA margin guidance primarily due to approximately $1.9 million per quarter to pay down our term better-than-expected revenue, continued gross margin leverage, loans. We will also have approximately $2.0 million of payments and lower transaction losses. We continue to take a long-term due in the third quarter as a result of the timing of payments to view in balancing sustainable, profitable growth with investing and vendors for the Santa Clara build-out. building on our leadership position as we seek to grow our share of this very large and expanding addressable market opportunity. UPWORK STOCKHOLDER LETTER Q2 2019 15

Guidance Closing As of August 7, 2019, Upwork is providing revenue and In closing, we had a solid quarter and made notable progress adjusted EBITDA guidance for its third quarter and full year against our strategic initiatives. We are focused on increasing 2019 as follows: the quality of our marketplace to drive long-term, sustainable growth. We are already seeing positive data points from our For the third quarter of 2019, Upwork expects to report: efforts, some of which we shared in this stockholder letter. Our early results are encouraging, and we believe we are on • Revenue in the range of $77 million to $78 million; the right path to realize our full potential and capture our large market opportunity. Thank you for your support as stockholders. • Adjusted EBITDA in the range of break-even to 1% of Together, we are helping create economic opportunities so that total revenue; and people have better lives. • Weighted average shares outstanding in the range of We will host a Q&A webcast at 2 p.m. Pacific time/5 p.m. 111 million to 113 million. Eastern time today to discuss these results. A live webcast will be available on Upwork’s Investor Relations website at For the full year 2019, Upwork expects to report: investors.upwork.com. Thank you for taking the time to read our letter. We look forward to your questions on our call • Revenue in the range of $300 million to $304 million; this afternoon. • Adjusted EBITDA in the range of 1% to 2% of total revenue; and Sincerely, • Weighted average shares outstanding in the range of 109 million to 112 million. Stephane Kasriel Stephane Kasriel, Brian Kinion, President and CEO CFO UPWORK STOCKHOLDER LETTER Q2 2019 16

Condensed Consolidated Statements of Operations (In thousands, except for per share data; unaudited) Three Months Ended Six Months Ended June 30, June 30, 2019 2018 2019 2018 Revenue Marketplace $ 66,201 $ 55,454 $ 127,104 $ 107,413 Managed services 8,055 7,227 16,076 14,486 Total revenue 74,256 62,681 143,180 121,899 Cost of revenue 21,588 20,457 42,713 40,074 Gross profit 52,668 42,224 100,467 81,825 Operating expenses Research and development 15,696 12,812 31,496 26,303 Sales and marketing 24,479 16,414 44,997 36,087 General and administrative 14,113 11,219 29,790 22,395 Provision for transaction losses 855 1,450 1,492 2,720 Total operating expenses 55,143 41,895 107,775 87,505 Income (loss) from operations (2,475) 329 (7,308) (5,680) Interest expense 357 556 730 1,085 Other (income) expense, net (832) 173 (1,311) 422 Loss before income taxes (2,000) (400) (6,727) (7,187) Income tax provision (27) (12) (28) (9) Net Loss $ (2,027) $ (412) $ (6,755) $ (7,196) Net loss per share, basic and diluted $ (0.02) $ (0.01) $ (0.06) $ (0.21) Weighted-average shares used to compute net loss per share, basic and diluted 108,683 35,105 107,665 34,651 UPWORK STOCKHOLDER LETTER Q2 2019 17

Condensed Consolidated Balance Sheets (In thousands; unaudited) June 30, 2019 December 31, 2018 ASSETS Current assets Cash and cash equivalents $ 67,092 $ 129,128 Marketable securities 62,442 — Funds held in escrow, including funds in transit 118,302 98,186 Trade and client receivables, net 51,447 22,315 Prepaid expenses and other current assets 6,554 6,253 Total current assets 305,837 255,882 Property and equipment, net 19,207 10,815 Goodwill 118,219 118,219 Intangible assets, net 4,670 6,004 Other assets, noncurrent 976 653 Total assets $ 448,909 $ 391,573 UPWORK STOCKHOLDER LETTER Q2 2019 18

Condensed Consolidated Balance Sheets (cont’d) (In thousands; unaudited) June 30, 2019 December 31, 2018 LIABILITIES AND STOCKHOLDERS’ EQUITY Current liabilities Accounts payable $ 1,521 $ 2,073 Escrow funds payable 118,302 98,186 Debt, current 32,574 5,671 Accrued expenses and other current liabilities 19,132 20,948 Deferred revenue 1,130 722 Total current liabilities 172,659 127,600 Debt, noncurrent 14,469 18,239 Other liabilities, noncurrent 4,148 1,989 Total liabilities 191,276 147,828 Stockholders’ equity Common stock 11 11 Additional paid-in captial 407,876 387,233 Accumulated deficit (150,254) (143,499) Total stockholders’ equity 257,633 243,745 Total liabilities and stockholders’ equity $ 448,909 $ 391,573 UPWORK STOCKHOLDER LETTER Q2 2019 19

Condensed Consolidated Statements of Cash Flows (In thousands; unaudited) Three Months Ended Six Months Ended June 30, June 30, 2019 2018 2019 2018 CASH FLOWS FROM OPERATING ACTIVITIES: Net loss $ (2,027) $ (412) $ (6,755) $ (7,196) Adjustments to reconcile net loss to net cash provided by (used in) operating activities: Provision for transaction losses 623 1,450 1,038 2,720 Depreciation and amortization 1,295 1,191 2,827 2,255 Amortization of debit issuance costs 13 12 26 51 Amortization of discount on purchases of marketable securities (382) — (665) — Change in fair value of redeemable convertible preferred stock warrant — 41 — 359 Change in fair value of Tides Foundation common stock warrant 125 — 377 — Stock-based compensation expense 2,631 1,793 6,926 3,681 Loss on disposal of fixed assets — 4 — 33 Changes in operating assets and liabilities: Trade and client receivables (3,857) (960) (30,288) (8,620) Prepaid expenses and other assets 290 539 (701) (572) Accounts payable 7 210 (589) 261 Accrued expenses and other liabilities 2,612 1,528 (430) 17,333 Deferred revenue 239 7 408 98 Net cash provided by (used in) operating activities 1,569 5,403 (27,826) 10,403 UPWORK STOCKHOLDER LETTER Q2 2019 20

Condensed Consolidated Statements of Cash Flows (In thousands; unaudited) Three Months Ended Six Months Ended June 30, June 30, 2019 2018 2019 2018 CASH FLOWS FROM INVESTING ACTIVITIES: Purchases of marketable securities (14,854) — (86,567) — Sale of marketable securities 24,800 — 24,800 — Decrease (increase) in restricted cash (100) 1 150 (100) Purchases of property and equipment (3,831) (835) (7,435) (1,297) Internal-use software and platform development costs (972) (1,319) (2,182) (1,945) Net cash provided by (used in) investing activities 5,043 (2,153) (71,234) (3,342) CASH FLOWS FROM FINANCING ACTIVITIES: Changes in funds held in escrow, including funds in transit 1,783 40 (20,116) 5,694 Changes in escrow funds payable (1,783) (40) 20,116 (5,694) Proceeds from exercises of stock options and common stock warrants 9,576 3,053 10,340 4,271 Proceeds from borrowings on debt 25,000 — 50,000 — Repayment of debt (26,893) — (26,893) — Proceeds from employee stock purchase plan 3,577 — 3,577 — Payments of costs related to the initial public offering — (1,433) — (1,596) Net cash provided by financing activities 11,260 1,620 37,024 2,675 NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS 17,872 4,870 (62,036) 9,736 Cash and cash equivalents, beginning of period 49,220 26,461 129,128 21,595 Cash and cash equivalents, end of period $ 67,092 $ 31,331 $ 67,092 $ 31,331 UPWORK STOCKHOLDER LETTER Q2 2019 21

Cost of Revenue and Gross Margin (In thousands, except percentages; unaudited) Three Months Ended June 30, Six Months Ended June 30, 2019 2018 Change 2019 2018 Change Cost of revenue $ 21,588 $ 20,457 $ 1,131 6% $ 42,713 $ 40,074 $ 2,639 7% Components of cost of revenue: Cost of freelancer services to deliver 6,635 6,056 579 10% 13,398 12,052 1,346 11% managed services Other components of cost of revenue 14,953 14,401 552 4% 29,315 28,022 1,293 5% Total gross margin 71% 67% 70% 67% UPWORK STOCKHOLDER LETTER Q2 2019 22

Reconciliation of GAAP to Non-GAAP Results (In thousands, except for percentages and per share data; unaudited) Three Months Ended Six Months Ended June 30, June 30, 2019 2018 2019 2018 GAAP Net Loss $ (2,027) $ (412) $ (6,755) $ (7,196) Add back (deduct): Stock-based compensation expense 2,631 1,793 6,926 3,681 Depreciation and amoritization 1,295 1,191 2,827 2,255 Interest expense 357 556 730 1,085 Other (income) expense, net (832) 173 (1,311) 422 Income tax provision 27 12 28 9 Change in fair value of Tides Foundation common stock warrant 125 — 377 — Non-GAAP Adjusted EBITDA $ 1,576 $ 3,313 $ 2,822 $ 256 Cost of Revenue Reconciliation: Cost of revenue, GAAP $ 21,588 $ 20,457 $ 42,713 $ 40,074 Stock-based compensation (73) (53) (217) (105) Cost of revenue, Non-GAAP $ 21,515 $ 20,404 $ 42,496 $ 39,969 % of revenue, Non-GAAP 29% 33% 30% 33% Gross Profit and Gross Margin Reconciliation: Gross profit, GAAP $ 52,668 $ 42,224 $ 100,467 $ 81,825 Stock-based compensation 73 53 217 105 Gross margin, non-GAAP $ 52,741 $ 42,277 $ 100,684 $ 81,930 % of revenue, Non-GAAP 71% 67% 70% 67% UPWORK STOCKHOLDER LETTER Q2 2019 23

Reconciliation of GAAP to Non-GAAP Results (cont’d) (In thousands, except for percentages and per share data; unaudited) Three Months Ended Six Months Ended June 30, June 30, 2019 2018 2019 2018 Operating Expenses Reconciliation: Research and development, GAAP $ 15,696 $ 12,812 $ 31,496 $ 26,303 Stock-based compensation (1,686) (538) (3,066) (1,088) Research and development, Non-GAAP $ 14,010 $ 12,274 $ 28,430 $ 25,215 % of revenue, Non-GAAP 19% 20% 20% 21% Sales and marketing, GAAP $ 24,479 $ 16,414 $ 44,997 $ 36,087 Stock-based compensation (583) (331) (1,225) (671) Sales and marketing, Non-GAAP $ 23,896 $ 16,083 $ 43,772 $ 35,416 % of revenue, Non-GAAP 32% 26% 31% 29% General and administrative, GAAP $ 14,113 $ 11,219 $ 29,790 $ 22,395 Stock-based compensation (289) (871) (2,418) (1,817) Amortization of intangible assets (667) (667) (1,334) (1,334) Change in fair value of Tides Foundation common stock warrant (125) — (377) — General and administrative, Non-GAAP $ 13,032 $ 9,681 $ 25,661 $ 19,244 % of revenue, Non-GAAP 18% 15% 18% 16% UPWORK STOCKHOLDER LETTER Q2 2019 24

Reconciliation of GAAP to Non-GAAP Results (cont'd)

(In thousands, except for percentages and per share data; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,	
	2019	2018	2019	2018
Income (Loss) from Operations Reconciliation:				
Income (loss) from operations, GAAP	$ (2,475)	$ 329	$ (7,308)	$ (5,680)
Stock-based compensation	2,631	1,793	6,926	3,681
Amortization of intangible assets	667	667	1,334	1,334
Change in fair value of Tides Foundation common stock warrant	125	—	377	—
Income (loss) from operations, Non-GAAP	$ 948	$ 2,789	$ 1,329	$ (665)
% of revenue, Non-GAAP	1%	4%	1%	-1%
Net Loss Reconciliation:				
Net loss, GAAP	$ (2,027)	$ (412)	$ (6,755)	$ (7,196)
Stock-based compensation	2,631	1,793	6,926	3,681
Amortization of intangible assets	667	667	1,334	1,334
Change in fair value of Tides Foundation common stock warrant	125	—	377	—
Change in fair value of redeemable convertible preferred stock warrant liability	—	41	—	359
Net income (loss), Non-GAAP	$ 1,396	$ 2,089	$ 1,882	$ (1,882)
% of revenue, Non-GAAP	2%	3%	1%	-1%
Net Loss per Share Reconciliation:				
Weighted-average shares outstanding	108,683	35,105	107,665	34,651
Net loss per share, GAAP	$ (0.02)	$ (0.01)	$ (0.06)	$ (0.21)
Net income (loss) per share, Non-GAAP	$ 0.01	$ 0.06	$ 0.02	$ (0.05)

UPWORK STOCKHOLDER LETTER Q2 2019

25

About Upwork Upwork is the largest freelancing website, as measured by GSV, results could differ materially or such uncertainties could cause for businesses to find and work with highly skilled freelancers—a adverse effects on our results, including: our ability to attract sought-after, critical, and expanding component of the global and retain a community of freelancers and clients; our limited workforce. As an increasingly connected and independent operating history under our current platform and pricing model; workforce goes online, knowledge work—like software, shopping, the possibility that the market for freelancers and the services and content before it—is shifting online as well. This shift is they offer will develop more slowly than we expect; our ability to making it easier for clients to connect and work with talent develop and release new products and services, and develop and in near real-time and is freeing professionals everywhere to release successful enhancements, features, and modifications to work where and how they want. Upwork’s mission is to create our existing products and services; changes in the amount and economic opportunities so people have better lives. Upwork mix of services facilitated through our platform in a period; our is headquartered in Santa Clara, California, with offices in San ability to generate revenue from our marketplace offerings; the Francisco and Chicago. For more information, visit Upwork’s impact of new and existing laws and regulations; competition; website at www.upwork.com or its Investor Relations website at our ability to develop, maintain, and enhance our brand and investors.upwork.com, or join Upwork on Twitter, Facebook, reputation cost-effectively; challenges to contractor classification and LinkedIn. or employment status of freelancers on our platform; the market for information technology; future changes to our Upwork is a registered trademark of Upwork Inc. All other pricing model; payment and fraud risks; security breaches; our product and brand names may be trademarks or registered ability to sell to large enterprise clients; privacy; litigation and trademarks of their respective owners. related costs; and other general market, political, economic, and business conditions. Actual results could differ materially from Safe Harbor Statement those predicted or implied, and reported results should not be considered as an indication of future performance. This stockholder letter includes forward-looking statements, which are statements other than statements of historical facts Additional risks and uncertainties that could affect our financial and statements in the future tense. These statements include, but results are included under the caption “Risk Factors” in our are not limited to, statements regarding the future performance Annual Report on Form 10-Q filed with the SEC on March 8, 2019 of Upwork and its market opportunity, including expected and our other SEC filings, which are available on the Investor financial results for the third quarter of 2019 and full year 2019 Relations page of our website at investors.upwork.com and on and expectations for capturing market share. Forward-looking the SEC website at www.sec.gov. Additional information will also statements are based upon various estimates and assumptions, be set forth in our Quarterly Report on Form 10-Q for the three as well as information known to Upwork as of the date hereof, months ended June 30, 2019 when filed. All forward-looking and are subject to risks and uncertainties. Accordingly, actual statements contained herein are based on information available UPWORK STOCKHOLDER LETTER Q2 2019 26 to us as of the date hereof, and we do not assume any obligation supplemental information regarding operational performance. to update these statements as a result of new information or In particular, companies calculate stock-based compensation future events. expense using a variety of valuation methodologies and subjective assumptions. Undue reliance should not be placed on the forward-looking statements in this stockholder letter. These statements are based • Depreciation and amortization: We exclude depreciation and on information available to Upwork on the date hereof, and amortization, which are non-cash expenses. Upwork assumes no obligation to update such statements. • Change in fair value of redeemable preferred stock warrant liability: We exclude the change in fair value of redeemable Non-GAAP Financial Measures preferred stock warrant liability, which is a non-cash charge that will not recur in the periods following the fourth quarter To supplement our condensed consolidated financial statements, of 2018. which are prepared in accordance with GAAP, we present non-GAAP gross profit, non-GAAP gross margin, non-GAAP • Change in fair value of our Tides Foundation common stock net income (loss), non-GAAP operating expenses, and adjusted warrant: We exclude the change in fair value of this common EBITDA in this stockholder letter. Our use of non-GAAP financial stock warrant, which is a non-cash expense included in measures has limitations as an analytical tool, and these general and administrative expenses. measures should not be considered in isolation or as a substitute for analysis of financial results as reported under GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as We use these non-GAAP financial measures in conjunction an analytical tool. In particular, stock-based compensation with financial measures prepared in accordance with GAAP expense, depreciation and amortization, and the change in for planning purposes and as a measure of financial performance. fair value of our common stock warrant issued to the Tides These measures provide consistency and comparability with Foundation are recurring and will be reflected in our financial past financial performance, facilitate period-to-period results for the foreseeable future. The non-GAAP measures we comparisons of core operating results, and also facilitate use may be different from non-GAAP financial measures used comparisons with other peer companies, many of which use by other companies, limiting their usefulness for comparison similar non-GAAP financial measures to supplement their purposes. We compensate for these limitations by providing GAAP results. We exclude the following items from one or more specific information regarding the GAAP items excluded from of our non-GAAP financial measures: these non-GAAP financial measures. A reconciliation of these non-GAAP measures has been provided in the financial • Stock-based compensation expense: We exclude stock-based statement tables included in this stockholder letter, and compensation expense, which is a non-cash expense, from investors are encouraged to review the reconciliation. certain of our non-GAAP financial measures because we believe that excluding this item provides meaningful UPWORK STOCKHOLDER LETTER Q2 2019 27